Free Writing Prospectus Legend

The issuer has filed a registration statement (including a prospectus) with the
SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Information in this material regarding any assets backing any securities discussed herein supersedes all prior information regarding such assets.

This material is for your information and none of Merrill Lynch, Pierce, Fenner
& Smith Incorporated, Countrywide Securities Corporation, PNC Capital Markets
LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (the
"Underwriters") are soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).

Any legends, disclaimers or other notices or language that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantantively similar to or in the nature of the following disclaimers, statements or language, are not applicable to these materials and should be disregarded:

o    disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;

o    disclaimers of responsibility or liability;

o    statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;

o    language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;

o    statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and

o    a legend that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale.

Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via the e-mail system pursuant to which this communication is being transmitted.

MLCFC 2006-3                  STRUCTURAL TERM SHEET                    9/12/2006

A-SB SCHEDULE (RED)

Date         Principal Balance
----------   -----------------
 9/29/2006     118,000,000.00
10/12/2006     118,000,000.00
11/12/2006     118,000,000.00
12/12/2006     118,000,000.00
 1/12/2007     118,000,000.00
 2/12/2007     118,000,000.00
 3/12/2007     118,000,000.00
 4/12/2007     118,000,000.00
 5/12/2007     118,000,000.00
 6/12/2007     118,000,000.00
 7/12/2007     118,000,000.00
 8/12/2007     118,000,000.00
 9/12/2007     118,000,000.00
10/12/2007     118,000,000.00
11/12/2007     118,000,000.00
12/12/2007     118,000,000.00
 1/12/2008     118,000,000.00
 2/12/2008     118,000,000.00
 3/12/2008     118,000,000.00
 4/12/2008     118,000,000.00
 5/12/2008     118,000,000.00
 6/12/2008     118,000,000.00
 7/12/2008     118,000,000.00
 8/12/2008     118,000,000.00
 9/12/2008     118,000,000.00
10/12/2008     118,000,000.00
11/12/2008     118,000,000.00
12/12/2008     118,000,000.00
 1/12/2009     118,000,000.00
 2/12/2009     118,000,000.00
 3/12/2009     118,000,000.00
 4/12/2009     118,000,000.00
 5/12/2009     118,000,000.00
 6/12/2009     118,000,000.00
 7/12/2009     118,000,000.00
 8/12/2009     118,000,000.00
 9/12/2009     118,000,000.00
10/12/2009     118,000,000.00
11/12/2009     118,000,000.00
12/12/2009     118,000,000.00
 1/12/2010     118,000,000.00
 2/12/2010     118,000,000.00
 3/12/2010     118,000,000.00
 4/12/2010     118,000,000.00
 5/12/2010     118,000,000.00
 6/12/2010     118,000,000.00
 7/12/2010     118,000,000.00
 8/12/2010     118,000,000.00
 9/12/2010     118,000,000.00
10/12/2010     118,000,000.00
11/12/2010     118,000,000.00
12/12/2010     118,000,000.00
 1/12/2011     118,000,000.00
 2/12/2011     118,000,000.00
 3/12/2011     118,000,000.00
 4/12/2011     118,000,000.00
 5/12/2011     118,000,000.00    118,000,000.00
 6/12/2011     118,000,000.00    118,000,000.00
 7/12/2011     118,000,000.00    118,000,000.00
 8/12/2011     118,000,000.00    118,000,000.00
 9/12/2011     118,000,000.00    118,000,000.00
10/12/2011     116,071,562.17    116,071,562.17
11/12/2011     114,141,883.94    114,141,883.94
12/12/2011     111,901,213.08    111,901,213.08
 1/12/2012     109,949,313.82    109,949,313.82
 2/12/2012     107,987,016.58    107,987,016.58
 3/12/2012     105,414,954.96    105,414,954.96
 4/12/2012     103,428,491.25    103,428,491.25
 5/12/2012     101,132,573.27    101,132,573.27
 6/12/2012      99,123,290.29     99,123,290.29
 7/12/2012      96,805,171.21     96,805,171.21
 8/12/2012      94,758,122.50     94,758,122.50
 9/12/2012      92,700,167.65     92,700,167.65
10/12/2012      90,330,990.76     90,330,990.76
11/12/2012      88,249,443.56     88,249,443.56
12/12/2012      85,857,313.44     85,857,313.44
 1/12/2013      83,751,925.33     83,751,925.33
 2/12/2013      81,635,319.53     81,635,319.53
 3/12/2013      78,612,369.35     78,612,369.35
 4/12/2013      76,468,363.47     76,468,363.47
 5/12/2013      74,015,466.63     74,015,466.63
 6/12/2013      71,846,961.67     71,846,961.67
 7/12/2013      69,678,456.65     69,678,456.65
 8/12/2013      67,811,160.31     67,811,160.31
 9/12/2013      65,644,118.31     65,644,118.31
10/12/2013      63,176,985.72     63,176,985.72
11/12/2013      60,985,241.00     60,985,241.00
12/12/2013      58,494,074.85     58,494,074.85
 1/12/2014      56,277,367.06     56,277,367.06
 2/12/2014      54,048,844.82     54,048,844.82
 3/12/2014      50,948,802.11     50,948,802.11
 4/12/2014      48,691,864.96     48,691,864.96
 5/12/2014      46,137,272.29     46,137,272.29
 6/12/2014      43,854,684.88     43,854,684.88
 7/12/2014      41,275,136.75     41,275,136.75
 8/12/2014      38,966,628.73     38,966,628.73
 9/12/2014      36,645,815.79     36,645,815.79
10/12/2014      34,029,077.58     34,029,077.58
11/12/2014      31,681,941.12     31,681,941.12
12/12/2014      29,039,592.45     29,039,592.45
 1/12/2015      26,665,855.01     26,665,855.01
 2/12/2015      24,279,464.16     24,279,464.16
 3/12/2015      21,036,068.60     21,036,068.60
 4/12/2015      18,619,653.47     18,619,653.47
 5/12/2015      15,909,902.68     15,909,902.68
 6/12/2015      13,466,156.22     13,466,156.22
 7/12/2015      10,729,814.43     10,729,814.43
 8/12/2015       8,258,448.53      8,258,448.53
 9/12/2015       5,773,907.54      5,773,907.54
10/12/2015       2,997,876.22      2,997,876.22
11/12/2015         485,285.76        485,285.76
12/12/2015                 --                --